Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Fuel Tech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	4,481,748(2)	$1.03	$4,616,200.40	0.00015310	$706.75
Total Offering Amounts					$4,616,200.40		$706.75
Total Fee Offsets							—
Net Fee Due							$706.75
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Common Stock (the “Common Stock”) of Fuel Tech, Inc. (the “Registrant”) that may be offered or issued under the plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Represents 4,481,748 shares of Common Stock reserved for awards available for future grant under the Fuel Tech, Inc. 2024 Long-Term Incentive Plan.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and based upon a $1.03 per share average of the high and low sales prices of the Registrant’s Common Stock, as reported on the Nasdaq Capital Market on March 31, 2025, a date within five business days prior to the filing of this Registration Statement.